Exhibit 10.23

SERVICES AND EXPENSE SHARING AGREEMENT

This Services and Expense Sharing Agreement is entered into as of April 1, 2020 by and between PEAK6 Investments LLC, a Delaware limited partnership (“PEAK6”) and each of its affiliates or subsidiaries listed in Exhibit A hereto (each a “Service Recipient”) and PEAK6 NI LIMITED a private limited company incorporated under the laws of Northern Ireland with its registered office at 1-3 Arthur Street, Belfast, Northern Ireland, BT1 4GA and company number NI666326 (“Service Provider”) (the “Agreement”).

W I T N E S S E T H:

WHEREAS, PEAK6 is an indirect owner of Service Provider;

WHEREAS, Service Provider has expertise and capabilities in, among other things, the areas of technology and engineering; and

WHEREAS, each Service Recipient desires to retain Service Provider to provide the various services described herein and Service Provider is willing to provide such services, all as more fully set forth below.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Appointment.

Service Recipient hereby appoints Service Provider for the term of this Agreement to perform the services described herein. Service Provider hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Representations and Warranties.

Each party hereby represents and warrants to the other party, which representations and warranties shall be deemed to be continuing, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the parties in accordance with all requisite action and constitutes a valid and legally binding obligation of the parties, enforceable in accordance with its terms; and

(c) It is conducting its business in compliance with all applicable laws and regulations, has made and will continue to make all necessary filings, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its organizational documents, which shall mean it’s charter and bylaws, or equivalent thereof. nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement.

3. Certain Duties of the Recipient.

Each Service Recipient shall be solely responsible for accurately and timely supplying the Service Provider with complete information relating to the Service Recipient in order for the Service Provider to provide the services set forth on Schedules.

4. Duties and Obligations of Service Provider and Service Recipient, as the case may be.

(a) Subject to the direction and control of each Service Recipient and the terms and conditions of this Agreement, including Schedule I, Service Provider shall provide to the Recipient the services set forth in Schedule I.

(b) Service Provider shall maintain and keep current its books, accounts and other documents, if any, as it deems necessary and appropriate to support the Services and the Fees addressed herein. Such books, accounts and other documents shall be made available upon request for inspection by officers, employees and auditors of any Service Recipient during Service Provider’s normal business hours.

(c) Service Provider shall permit FINRA, the Securities and Exchange Commission or any other governmental or regulatory authority to inspect Service Provider books and records regarding the payment or allocation of expenses by Service Provider which are proportionately attributable to Service Recipient that is subject to their jurisdiction or supervision.

(d) Service Provider, in performing the services required of it under the terms of this Agreement, shall be entitled to rely on the accuracy and validity of any and all Instructions, as defined below, explanations, information, specifications and documentation furnished to it on behalf of a Service Recipient and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation. For the purposes hereunder, Instructions shall mean written communications actually received by Service Provider by S.W.I.F.T., email, letter, facsimile transmission, or other method or system specified by an authorized person of PEAK6 or any Service Recipient as available for use in connection with the services hereunder.

(e) Service Provider may apply to an authorized person of each Service Recipient for Instructions with respect to any matter arising in connection with Service Provider’s performance hereunder, and Service Provider shall not be liable for any action taken or omitted to be taken by it in good faith without gross negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of Service Provider, set forth in writing any action proposed to be taken or omitted to be taken by Service Provider with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. Service Provider shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, Service Provider has received Instructions from an authorized person in response to such application specifying the action to be taken or omitted.

(f) Service Provider may consult with counsel to Service Recipient or its own counsel, at the Service Recipient’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(g) Service Provider shall have no duties or responsibilities whatsoever including any custodial, attorney-client or other duties, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedule I, or as are otherwise required of Service Provider by laws or regulations applicable to Service Provider.

(h) Service Provider shall have no liability for any Service Recipient taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”) or for any withholding or reporting of Taxes.

(i) Service Provider agrees to treat as confidential information all accounting and Service Recipient information and other business records of the applicable Service Recipient, including any information relating to any Service Recipient investment, disclosed to Service Provider in connection with its provision of services pursuant to the terms of this Agreement (all such information, the “Confidential Information”) and Service Provider shall not disclose the Confidential Information to any other person, except to (i) its employees, delegees, agents and other service providers to the Service Recipient in connection with Service Provider’s provision of services hereunder, (ii) its and the Service Recipient’s respective regulators, examiners, internal and external accountants, auditors, and counsel, or (iii) any other person when required by a court order or legal process, or whenever advised by its counsel that it would be liable for a failure to make such disclosure.

(j) Service Provider may utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such systems, software, and/or databases not caused by Service Provider’s own bad faith, gross negligence or willful misconduct. In providing the services hereunder, Service Provider is authorized to utilize any vendor (including pricing and valuation services) reasonably believed by Service Provider to be reliable. Service Provider shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any vendor utilized by Service Provider hereunder, provided, that such vendor was selected with reasonable care. No such vendor shall be an agent or delegee of Service Provider hereunder. Maintenance of books, records, and ledgers of Service Recipient shall be in compliance with all applicable regulatory requirements. All work of Service Provider to or for a Service Recipient that results in the development, creation, improvement of, modifications to any intellectual property or results in intellectual property, rights or ownership (collectively, the “Deliverables”), shall be the sole and exclusive property of Service Recipient and Service Provider hereby understands and agrees that any and all intellectual property rights in and to any Deliverables shall be assigned to Service Recipient without retention of any such rights, including rights to use, sell, distribute, further develop or disclose such Deliverables. Deliverables shall be considered Confidential Information.

4. Standard of Care; Indemnification.

(a) Except as otherwise provided herein, Service Provider shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) resulting from, arising out of, or in connection with its performance or non-performance hereunder, except those costs, expenses, damages, liabilities or claims arising out of Service Provider’s own bad faith, gross negligence or willful misconduct. Except in the event of its bad faith, gross negligence or willful misconduct, in no event shall Service Provider be liable to any Service Recipient or any third party for special, punitive, indirect or consequential damages, or lost profits or loss of business, resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.

(b) Notwithstanding any other provision contained in this Agreement, Service Provider shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Service Recipient of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Service Recipient; (ii) the taxable nature or effect on the Service Recipient of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Service Recipient; or (iv) the effect under any income tax laws of the Service Recipient making or not making any distribution, dividend payment, or election with respect thereto.

5. Compensation and Expenses.

In consideration of the Services to be rendered to the Service Recipient by Service Provider under this Agreement, Service Recipient shall pay Service Provider for the amounts determined in accordance with Exhibit B hereto. Such amounts shall be determined and paid monthly.

6. Term of Agreement.

(a) This Agreement shall be for an initial term ending on the third anniversary of the date first above written, and shall continue for successive one year periods thereafter, except that the term of this Agreement may at any time be terminated by either Service Provider giving to the Service Recipient, or any one of the Service Recipients giving to Service Provider, a notice in writing specifying the date of such termination, which date shall be not less than 60 days after the date of the giving of such notice, and the term of this Agreement shall immediately terminate with any Service Recipient upon dissolution of such Service Recipient. For the avoidance of doubt, termination by or against any one Service Recipient does not terminate this Agreement with respect to any other Service Recipient, unless such termination is by or against PEAK6.

(b) This Agreement may be terminated by a Service Recipient, with respect to that Service Recipient, at any time if Service Provider (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by the Service Recipient specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it. This Agreement may be terminated by Service Provider at any time, with respect to a Service Recipient, if such Service Recipient (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by Service Provider specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it. For the avoidance of doubt, termination by or against any one Service Recipient does not terminate this Agreement with respect to any other Service Recipient, unless such termination is by or against PEAK6.

(c) Upon termination and settlement of all amounts due under this Agreement, including unpaid compensation due pursuant to Section 8 and amounts due pursuant to Section 9(a), Service Provider shall, at the expense of the Service Recipient, return to the respective Service Recipient any Confidential Information provided by such Service Recipient to Service Provider pursuant to this Agreement.

7. Force Majeure.

Neither Service Provider nor any Service Recipient shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Service Recipient or Service Provider, as the case may be, shall use their commercially reasonable efforts to resume performance as soon as practicable under the circumstances.

8. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by Service Provider and PEAK6.

9. Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without prior written consent of the non-assigning party.

10. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles thereof. The parties hereby consent to the jurisdiction of a court situated in Cook County, Illinois in connection with any dispute arising hereunder. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. TO THE EXTENT THAT IN ANY JURISDICTION THE PARTIES TO THIS AGREEMENT MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS AGREEMENT IRREVOCABLY AGREE NOT TO CLAIM, AND THEY HEREBY WAIVE, SUCH IMMUNITY.

11. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

12. No Waiver.

Each and every right granted to the parties hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of any party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.

13. Non-Exclusiveness.

No provision of this Agreement shall prevent Service Provider from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by Service Provider in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the any Service Recipient, shall be and remain the property of Service Provider, and Service Provider shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

14. Notices, Electronic Communications.

All notices required or permitted under this Agreement in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered and confirmed by facsimile, (iii) delivered by reputable overnight courier delivery service or (iv) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

if to Service Recipient, at:

PEAK6 Investments LLC

141 W. Jackson Blvd., Suite 500

Chicago, IL 60604

Attn: Legal

if to Service Provider, at:

PEAK6 NI LIMITED

c/o PKF-FPM

1-3 Arthur Street

Belfast

BT1 4GA

Attn: Legal

or at such other place as may from time to time be designated in writing. Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.

15. No Third Party Beneficiary.

The terms and provisions of this Agreement shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit. No other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

16. Rules of Construction.

All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, alphanumerical references to “Articles,” “Sections,”

“Exhibits” and “Schedules” are to the respective articles and sections of, and exhibits and schedules to, this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. Any reference in this Agreement to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”

17. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed on October 8, 2020, all effective as of the day and year first above written.

PEAK6 INVESTMENTS LLC

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Chief Corp. Dev. and Legal Officer

PEAK6 NI LIMITED

By:	/s/ Jay Coppoletta
Acting for and on behalf of PEAK6 NI Limited
Name: Jay Coppoletta
Title: Director

EXHIBIT A

SERVICE RECIPIENTS

Apex Clearing Corporation

Apex Crypto LLC

Electronic Transaction Clearing, Inc.

The Evil Geniuses (EG) LLC

Kairos Solutions LLC

PEAK6 Capital Management LLC

PEAK6 Group LLC

National Flood Services LLC

APEX CLEARING CORPORATION

By:	/s/ William Capuzzi
Name: Bill Capuzzi
Title: CEO

APEX CRYPTO LLC

By:	/s/ Daniel Rosenthal
Name: Danny Rosenthal
Title: Chief Executive Officer

THE EVIL GENIUSES (EG) LLC

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Secretary

KAIROS SOLUTIONS LLC
By: PEAK6 Investments LLC, its member

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Chief Corp. Dev. and Legal Officer

PEAK6 CAPITAL MANAGEMENT LLC

By:	/s/ Tom Simpson
Name: Tom Simpson
Title: CEO

PEAK6 GROUP LLC

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Chief Corp. Dev. and Legal Officer

NATIONAL FLOOD SERVICES LLC

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Authorized Officer

ELECTRONIC TRANSACTION CLEARING, INC.

By:	/s/ William Brennan
Name: Bill Brennan
Title: President

(Signature page to Services and Expense Sharing Agreement)

EXHIBIT B

SERVICES AGREEMENT

Fee Structure

Unless otherwise required by this Agreement or applicable law, rule or regulation, Service Recipient will be charged cost plus 15% of the following: all direct people costs, all hardware and software, and all travel costs, in each case as related to the Services provided by Service Provider to Service Recipient pursuant to this Agreement and as calculated by Service Provider in its reasonable, good-faith discretion, using a consistent methodology (the “Fees”).

SCHEDULE I

SERVICES

(a)

providing all necessary or desirable engineering, technology, development, data feed, infrastructure, IT, security, and similar services as requested by Service Recipient and agreed to be performed by Service Provider from time to time;

(b)	providing any other service to a Service Recipient as such Service Recipient may request and as Service Provider, in its reasonable and good faith judgment, agrees to provide to Service Recipient;